Exhibit No. 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-100081 on Form S-8 of United Community Financial Corp. of our report dated June 28, 2007, appearing in this Annual Report on Form 11-K of The Home Savings & Loan Company 401(k) Savings Plan for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Columbus, Ohio
June 28, 2007